Exhibit 15.2
July 14, 2008
Bois d’Arc Energy, Inc.
Chase Tower
600 Travis, Suite 5200
Houston, TX 77002
Shareholders and Board of Directors
Bois d’Arc Energy, Inc.
We are aware of the incorporation by reference in the Registration Statement on Form S-4 (No. 333-151509) of Stone Energy Corporation for the registration of 11,347,000 shares of its common stock and in the related joint proxy statement of our report dated May 9, 2008 relating to the unaudited consolidated interim financial statements of Bois d’Arc Energy, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2008.

/s/ Ernst & Young LLP

Dallas, Texas